UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to Rule 14a-12
PAMRAPO BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
WILLIAM J. CAMPBELL
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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The following written message from William J. Campbell to the shareholders of Pamrapo Bancorp, Inc. was first mailed to shareholders of Pamrapo Bancorp, Inc. on January 13, 2010.

 January 13, 2010

AN IMPORTANT MESSAGE FROM WILLIAM J. CAMPBELL

TO: FELLOW SHAREHOLDERS OF PAMRAPO BANCORP, INC.

STOP!

William J. Campbell urges you not to return the white proxy card you will be receiving from the management of Pamrapo Bancorp, Inc. (the “Company” or “Pamrapo”).   Mr. Campbell is the former President and Chief Executive Officer of the Company who beneficially owns an aggregate of 600,613 shares of common stock of the Company, representing approximately 12.2% of an aggregate of 4,935,542 shares outstanding.

Do not vote to approve the Agreement and Plan of Merger, dated as of June 29, 2009, by and between BCB Bancorp, Inc. and the Company, as subsequently amended (the “Merger Agreement”) until you have had a chance to consider the information contained in Mr. Campbell’s proxy statement, which will be mailed as soon as practicable, and will detail in Mr. Campbell’s view, management’s failure to pursue the highest possible value for your Pamrapo shares.

Why didn’t management seek interest from any bank other than BCB?  Is it because five of the six Pamrapo directors owned stock in BCB at the time they negotiated and approved the Merger Agreement, which will merge the Company into BCB and out of existence?  Why didn’t one of the directors who owns BCB shares with a value $800,000 more than the value of his Pamrapo holdings recuse himself from all board deliberations on the BCB merger?

LOOK!

Since Pamrapo went public 20 years ago, it has maintained a clearly defined strategy of controlled asset growth by investing in conservative loans and securities.  Adherence to that philosophy by Pamrapo’s management resulted in a consistently high return on assets resulting in a return to shareholders, in dividends, of $19.78 per share, or a total of over $98 million, during that 20-year period.  Why change that strategy now by combining with BCB?

Over 69% of BCB’s loans were in construction and commercial real estate categories according to disclosure contained in BCB’s annual report for the year ended December 31, 2008.  In her October 14, 2009 statement before the U.S. Senate, Sheila Bair, the Chairman of the Federal Deposit Insurance Corporation, indicated that “the most prominent area of risk for rising credit losses at FDIC-insured institutions during the next several quarters is in CRE (commercial real estate) loans.”  Why should Pamrapo shareholders be asked to take on such risk?

LISTEN!

Mr. Campbell’s message is the message that management should be sending:  Let’s get maximum value for our Pamrapo shares!

STOP	Don’t vote management’s white proxy card.

LOOK	For Mr. Campbell’s proxy material and his GREEN proxy card and vote against the Merger.

LISTEN	To Mr. Campbell’s message which he believes demonstrates that this is the wrong time to merge the Company and that BCB is the wrong merger partner.

THIS LETTER MAY BE DEEMED TO BE A SOLICITATION AGAINST THE PROPOSED MERGER OF PAMRAPO BANCORP, INC. (“PAMRAPO”) AND BCB BANCORP, INC. (“BCB”).  THE PARTICIPANTS IN THIS SOLICITATION ARE MR. WILLIAM J. CAMPBELL (“MR. CAMPBELL”), THE FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF PAMRAPO WHO BENEFICIALLY OWNS AN AGGREGATE OF 600,613 SHARES OF COMMON STOCK OF PAMRAPO, REPRESENTING APPROXIMATELY 12.2% OF AN AGGREGATE OF 4,935,542 SHARES OUTSTANDING, AND MR. JAMES P. DUGAN, ESQUIRE, WHO DOES NOT OWN ANY SHARES OF PAMRAPO COMMON STOCK.

MR. CAMPBELL HAS FILED A PRELIMINARY PROXY STATEMENT AND RELATED PROXY MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES AGAINST THE MERGER.  PAMRAPO SHAREHOLDERS ARE URGED TO READ MR. CAMPBELL’S PRELIMINARY PROXY STATEMENT AND OTHER PUBLICLY AVAILABLE MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS CAN OBTAIN THE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY MR. CAMPBELL PURSUANT TO RULE 14a-12 FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.  A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO THE SHAREHOLDERS OF PAMRAPO AND WILL ALSO BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE.  IN ADDITION, MR. CAMPBELL WILL PROVIDE COPIES OF ALL DEFINITIVE PROXY MATERIALS WITHOUT CHARGE, BY CONTACTING THE ALTMAN GROUP, INC. 1200 WALL STREET WEST, 3RD FLOOR, LYNDHURST, NEW JERSEY, 07071; TELEPHONE NO. (800) 581-4729.